Exhibit 99.1

NEWS RELEASE
CONTACTS:	César García
Chairman and Chief Executive Officer
IRIS International, Inc.
818-709-1244
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS INTERNATIONAL ELECTS RICK TIMMINS TO BOARD OF DIRECTORS
Former VP-Finance for Cisco Systems and Motorola Semiconductor Also to Serve on Audit Committee

CHATSWORTH, Calif., January 5, 2010 -- IRIS International, Inc. (NasdaqGM: IRIS), a leading manufacturer of automated in-vitro diagnostics systems and consumables for use in hospitals and commercial laboratories worldwide, announced today that it has elected Rick Timmins, a highly seasoned executive with more than 30 years of senior finance experience, to its Board of Directors and as a member of the Audit Committee, increasing the number of independent directors to seven.

Mr. Timmins is a former Vice President–Finance of Cisco Systems, Inc. (NASDAQ: CSCO) and Motorola Inc. (NYSE: MOT). While at Cisco, from 1996 through 2007, he served in positions of increasing responsibility including Corporate Controller and Vice President of Cisco Sales Finance, where he led a 400-person finance team for this $35 billion Dow Jones Industrial component company.  Prior to Cisco, Mr. Timmins held various senior executive finance roles with Motorola, where he served last as Vice President–Finance of Motorola Semiconductor MPU and MCU Groups, leading finance organizations which partnered with the largest parts of Motorola’s semiconductor group, including manufacturing, design, sales and marketing on a global basis.  Before that, as Vice President–Finance for Motorola Japan, he was responsible for all of Motorola’s finance functions in Japan at a time when revenues at Motorola Japan grew 13-fold to $2.3 billion from $180 million.

“We are delighted to have an executive of Mr. Timmins’s financial pedigree and operational experience in the international market as a member of our Board of Directors and Audit Committee.  His extensive experience as a senior-level executive in all areas of finance and management will be extremely valuable and we look forward to his contributions,” stated Cesar Garcia, Chairman, President and Chief Executive Officer of IRIS.

Mr. Timmins currently serves as a member of the Board of Directors and Lead Director for Ultratech, Inc. (NASDAQ: UTEK), a $100 million leading supplier of lithography and laser-processing systems used to manufacture semiconductor devices.  He is also Chairman of Ultratech’s Audit Committee and is a member of its Compensation Committee. He also serves on the Board of Treaty Oak Bank (OTCBB: TOAK), an independently operated bank in Austin, Texas with more than $115 million in assets.

Mr. Timmins, a Certified Public Accountant, received his Bachelor of Science degree in Accounting and Finance from the University of Arizona in 1973, and his Master of Business Administration from St. Edward’s University in June 1979, where he currently serves as a member of the Business School Advisory Board.  He resides in Austin, Texas.

About IRIS International, Inc.

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 2,400 systems in more than 50 countries.  The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and urinary tract infections.  In addition, the Company is developing molecular diagnostic tests based on its Nucleic Acid Detection Immunoassay, or NADiA®, platform, with applications in oncology and infectious disease.  For more information visit www.proiris.com.

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